 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Seacoast Banking Corporation of Florida

(Name of Issuer)

Common Stock, Par Value $0.10

(Title of Class of Securities)

811707801
(CUSIP Number)

Matthew Lindenbaum
Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
(212) 521-9500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

(with copies to)
Michael A. Schwartz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

March 23, 2016

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 811707801			Page 2 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Capital Management, L.L.C.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS AF
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,385,972 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,385,972 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,385,972 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.89%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 811707801			Page 3 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Partners, L.L.C.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS AF
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 345,038 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 345,038 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 345,038 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.00%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 811707801			Page 4 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Enhanced Long Short GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS AF
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,132,342 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,132,342 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,132,342 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.27%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 811707801			Page 5 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Financial Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 94,299 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 94,299 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,299 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.27%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 811707801			Page 6 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Financial Fund, Inc.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 33,044 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 33,044 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,044 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.10%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 811707801			Page 7 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Financial Long Only Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 26,271 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 26,271 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,271 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.08%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 811707801			Page 8 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Enhanced Long Short Fund, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,132,342 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,132,342 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,132,342 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.27%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 811707801			Page 9 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Opportunity Partners, LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 224,468 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 224,468 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 224,468 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.65%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 811707801			Page 10 of 17 Pages
1		NAME OF REPORTING PERSON Basswood Opportunity Fund, Inc.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 162,564 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 162,564 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 162,564 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.47%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 811707801			Page 11 of 17 Pages
1		NAME OF REPORTING PERSON Boulevard Direct Master, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 344,240 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 344,240 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 344,240 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.99%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 811707801			Page 12 of 17 Pages
1		NAME OF REPORTING PERSON BCM Select Equity I Master, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS WC
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 71,525 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 71,525 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 71,525 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 811707801			Page 13 of 17 Pages
1		NAME OF REPORTING PERSON Matthew Lindenbaum
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS AF
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,385,972 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,385,972 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,385,972 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.89%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 811707801			Page 14 of 17 Pages
1		NAME OF REPORTING PERSON Bennett Lindenbaum
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3		SEC USE ONLY
4		SOURCE OF FUNDS AF
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,385,972 (see Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,385,972 (see Item 5)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,385,972 (see Item 5)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.89%
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) is being filed with respect to the common stock, par value $0.10 per share (the “Common Stock”), of Seacoast Banking Corporation of Florida, a Florida corporation (the “Issuer”), to amend the Schedule 13D filed on March 21, 2016 (together with this Amendment No. 1, the “Schedule 13D”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

Item 4.  Purpose of Transaction.

On March 23 2016, the Issuer, Basswood Capital Management, L.L.C., and Matthew Lindenbaum entered into an Observer Rights Agreement (the “Observer Rights Agreement”) which provides that Mr. Lindenbaum will have the right to attend meetings of the Board and in connection therewith receive certain information from the Issuer. Basswood and Mr. Lindenbaum have agreed to confidentiality undertakings and certain other agreements with respect to such information and the Issuer. The Observer Rights Agreement can be terminated either by Mr. Lindenbaum or the Issuer following the six month anniversary thereof by delivering notice to the other.  The terms of the Observer Rights Agreement, a copy of which is filed herewith as Exhibit 99.1, are incorporated herein by reference.
Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
Item 6 of the Schedule 13D is amended to reflect the following:

The information concerning the Observer Rights Agreement contained in Item 4 hereof is incorporated herein by reference.

Item 7.  Material to be filed as Exhibits.

1. 2.	Exhibit 99.1 - Joint Filing Agreement, dated as of March 24, 2016 Exhibit 99.2 - Observer Rights Agreement, dated as of March 23, 2016

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: March 24, 2016	BASSWOOD CAPITAL MANAGEMENT, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD PARTNERS, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD ENHANCED LONG SHORT GP, LLC

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD ENHANCED LONG SHORT FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD FINANCIAL FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD FINANCIAL LONG ONLY FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD FINANCIAL FUND, INC.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD OPPORTUNITY PARTNERS, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BASSWOOD OPPORTUNITY FUND INC.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BOULEVARD DIRECT MASTER, LTD.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	BCM SELECT EQUITY I MASTER, LTD.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: March 24, 2016	/s/ Matthew Lindenbaum
Matthew Lindenbaum

Dated: March 24, 2016	/s/ Bennett Lindenbaum
Bennett Lindenbaum